Exhibit 99.1

   Harrington West Announces Results for the June 2004 Quarter and
    Declares Regular Quarterly Cash Dividend of 10 Cents Per Share

    SOLVANG, Calif.--(BUSINESS WIRE)--July 21, 2004--Harrington West Financial Group, Inc. (Nasdaq:HWFG), the holding company for Los Padres Bank, FSB (LPB) and its division, Harrington Bank, today announced that it earned $2.0 million or 35 cents per share on a fully diluted basis in the June 2004 quarter compared to $1.8 million or 33 cents per share in the same quarter a year ago. Net income in the June 2004 quarter increased 9.3% over the net income of the June 2003 quarter. For the first 6 months of 2004, HWFG earned $4.0 million or 72 cents per share on a fully diluted basis, an 18.3% increase over the $3.4 million and 63 cents per share earned in the same period in 2003. Return on average equity was 16.1% and 16.7% in the June quarter and year-to-date periods compared to 16.3% and 15.6% in the same periods in 2003, respectively. Based on the favorable earnings, the Board of Directors declared a regular quarterly dividend of 10 cents per share payable on August 10, 2004 to holders of record on July 30, 2004.
    The diluted earnings per share in the June 2004 quarter and year-to-date periods include after-tax net gains on trading account assets, other gains (losses), and debt extinguishment costs of 1 and 4 cents, respectively, compared to after-tax net gains per share of 4 and 5 cents in the same periods in 2003. Excluding these net gains, HWFG earned after-tax core operating net income in the June 2004 quarter and year-to-date periods of $1.9 million or 34 cents per share and $3.8 million or 68 cents per share, compared to $1.6 million or 29 cents per share and $3.1 million or 58 cents per share in the same periods for 2003, respectively. After-tax core operating net income per share increased 17.2% in both the June 2004 quarter and year-to-date periods over the same periods in 2003.
    Total assets were $1.1 billion at June 30, 2004, compared to $1.0 billion at March 31, 2004 and $864.1 million at June 30, 2003. The growth in assets of $45.5 million in the June quarter was largely attributed to net loans increasing by $32.3 million or 6.0%, and investments increasing by $4.1 million or 1.0%. For the year-to-date 2004, loans grew by $46.9 million or 9.0%, and investments have increased by $28.0 million or 7.0%. Book value per share was $9.29 at June 30, 2004 compared with $8.64 at June 30, 2003, reflecting the growth in earnings, the dividends paid of 78 cents, and changes in other comprehensive income during the period.

    Financial Performance Analysis

    Net revenue, which is comprised of net interest income after the provision for loan losses plus banking fee income, was $8.1 million in the June 2004 quarter, growing 12.6% over the June 2003 quarter. For the year-to-date 2004, net revenue was $15.8 million compared to $14.1 million in the same period last year, a 12.1% increase.
    The revenue growth has been driven by expansion in net interest income from the growth in average assets, while HWFG's net interest margin has remained relatively stable at approximately 3%. Net interest margin was 3.1% in the June 2004 quarter and 3.0% in the first 6 months of 2004, compared to 3.0% and 3.1% in the comparable periods in 2003. Net interest income after the provision for loan losses was $7.3 million in the June 2004 quarter and $14.2 million for the 2004 year-to-date compared to $6.0 million and $11.9 million in the same periods last year, respectively.
    Banking fee income includes mortgage brokerage fees from the origination of mortgage loans, prepayment penalty fees on commercial and multifamily real estate loans, other loan fees, deposit and retail banking fees, and investment management and trust fees through Harrington Wealth Management Company (HWMC). Banking fee income declined in the comparable 2004 over 2003 periods due primarily to the slowdown in mortgage brokerage and prepayment penalty income, as interest rates reached 40 year lows in the first 6 months of 2003, and refinancings of residential mortgages were at all time highs. Shown in the following chart are the fees generated from each of these segments for the June 2004 quarter compared to the March 2004 quarter and the first six months of 2004 compared to the same period in 2003.


                        (Dollars in thousands)
----------------------------------------------------------------------
                       June    March            June   June
                       2004    2004             2004   2003
Banking Fee Type      Quarter Quarter  % Change  YTD    YTD   % Change
----------------------------------------------------------------------
Mortgage Brokerage
 Fees                   $335    $283     18.4%   $618 $1,161   (46.7%)
----------------------------------------------------------------------
Prepayment Penalties
 and other Loan Fees     165     146     13.0%    311    479   (35.1%)
----------------------------------------------------------------------
Deposit & Other
 Retail Banking Fees     198     186      6.5%    384    354      8.5%
----------------------------------------------------------------------
HWMC Fees                150     145      3.4%    295    230     28.2%
----------------------------------------------------------------------
Total                   $848    $760     11.6% $1,608 $2,224   (27.7%)
----------------------------------------------------------------------


    Although banking fee income did decline for the 2004 over 2003 comparisons, fee income is becoming more diversified and showed growth in the June 2004 quarter over the March 2004 quarter, as Los Padres Mortgage Company, LLC (LPMC), the joint venture with the largest RE/MAX franchise in Arizona to originate residential and commercial real estate loans for fee income, showed improved results, and fee income from HWMC showed steady growth. HWFG's strategic goal is to further diversify and grow its banking fee income. In the September quarter 2004, LPB will launch an overdraft protection program for its retail customers and offer insurance and brokerage products on a limited basis.
    General and administrative expenses were $4.9 million in the June 2004 quarter and $9.6 million for the first six months of 2004 compared to $4.5 million and $8.8 million in the same periods of 2003, respectively. The growth in expenses has been primarily attributed to the opening of the new banking operation in Overland Park, Kansas in December 2003 under the Harrington Bank division and the opening of LPB's new office in Ventura, California in May 2004. Furthermore, the cost of compliance with new corporate governance regulations and the increasing cost of insurance for almost all coverages have contributed to the expense growth.

    Asset Quality

    Asset quality remained favorable with $5 thousand of non-performing loans at June 30, 2004 compared to $154 thousand at March 31, 2004 and none at June 30, 2003. With the strong loan growth in the June 2004 quarter, $230 thousand was added to allowance for loan losses based on LPB's methodology for risk grading and adding reserves for these loans. The total allowance for loan losses was $4.9 million at June 30, 2004 or .87% of net loans.

    Community Banking Update

    Both net loans and deposits grew in the June 2004 quarter on a sequential and comparative basis. Net loans grew to $565.4 million at June 30, 2004 from $533.1 million at March 31, 2004 and $497.3 million at June 30, 2003. Total loan originations and commitments were $151.7 million in the June 2004 quarter and $256.4 million for the 2004 year-to-date compared with $148.8 million and $267.5 million in the same periods a year ago. Approximately $202.1 million of the loan originations and commitments for the first six months of 2004 have been for LPB's portfolio with the remainder brokered for fee income. The loan portfolio mix and balances are shown in the following table:


                           Loans Receivable
                         (Dollars in millions)
----------------------------------------------------------------------

                          June 30, 2004  March 31, 2004  June 30, 2003
----------------------------------------------------------------------
                                   % of          % of          % of
Loan Type                   Total  Total  Total  Total  Total  Total
----------------------------------------------------------------------
Commercial Real Estate     $264.0  46.1% $254.0  47.2% $241.1  48.1%
----------------------------------------------------------------------
Multi-family Real Estate     86.7  15.2%   83.6  15.5%   78.6  15.6%
----------------------------------------------------------------------
Construction (1)             20.0   3.5%   25.1   4.6%   30.6   6.1%
----------------------------------------------------------------------
Single-family Real Estate    98.2  17.2%   97.3  18.1%   93.7  18.6%
----------------------------------------------------------------------
Commercial and industrial
 loans                       68.0  11.9%   49.0   9.1%   33.4   6.6%
----------------------------------------------------------------------
Land acquisition and
 development                 12.7   2.2%   10.9   2.0%    6.6   1.3%
----------------------------------------------------------------------
Consumer loans               21.1   3.7%   18.1   3.3%   17.8   3.5%
----------------------------------------------------------------------
Other loans (2)               1.0   0.2%    1.0   0.2%    1.0   0.2%
----------------------------------------------------------------------
Allowance, Deferred Fees &
 Discounts/Premiums          (6.3)         (5.9)         (5.5)
----------------------------------------------------------------------
Net loans receivable       $565.4 100.0% $533.1 100.0% $497.3 100.0%
----------------------------------------------------------------------

(1) Includes loans collateralized by residential, commercial and land properties.

(2) Includes loans collateralized by deposits and consumer lines of credit loans.


    Total deposits grew at a slower pace than loans with total deposits reaching $589.8 million at June 30, 2004 compared to $584.8 million at March 31, 2004 and $538.9 million at June 30, 2003. The new banking office in Overland Park, Kansas in the Kansas City metro and the successful opening of the Ventura, California office contributed $13.0 million of deposits in the quarter, while the more mature offices lost $8.5 million in deposits, as the Company continued to execute its strategy to modify its deposit mix and run-off some of the high cost and highly rate sensitive deposits in an effort to reduce its funding cost versus comparable market rates. Non-interest bearing deposits were $33.2 million at June 30, 2004, $29.0 at March 31, 2004 compared with $30.7 million at June 30, 2003. Competition remained very aggressive in LPB's north central coast markets as some of the larger institutions attempt to buy market share with high CD and money market rates. Management is pursuing the controlled growth of its franchise in its primary markets and expects the opening of two new offices every 12-15 months, with the Phoenix metro being the immediate priority target. LPB is currently in the final stages of negotiation to acquire an existing 3,500 square foot office building in the Scottsdale, Arizona Airpark area, which will be converted to a full service banking office.

    Investment Portfolio Performance

    The investment portfolio was $426.9 million at June 30, 2004 compared to $422.8 million at March 31, 2004 and $320.8 million at June 30, 2003. This portfolio is comprised of primarily investment grade mortgage securities and is managed to a 3 to 6 month effective duration. During the first 6 months of 2004, the portfolio has returned an annualized total return (interest income plus the net gains and losses on investments and related hedges) over one month LIBOR, the related funding benchmark, of 1.6% versus a goal of 1.25% to 1.5%. The Company's strategy is to deploy excess capital in a low-duration investment portfolio until the capital can be redeployed in the growth of the core community banking assets.

    Closing Comments

    In commenting on the June 2004 quarterly results, Chairman and CEO of Harrington West, Craig J. Cerny stated, "The financial results for the June 2004 quarter and the year- to-date continue to meet or exceed our expectations for our business segments in the current environment. We are very pleased with the growth of our loans and our favorable asset quality, while our net interest margin has remained stable. Our banking fee income, although below the record levels of 2003, continues to become more diversified. We are excited about our new fee-based businesses of overdraft protection and insurance and brokerage services coming on stream in the second half of the year. The performance of our investment portfolio, too, has been favorable despite the changing interest rate environment. We remain fully focused on building-out our community banking franchises (loans, deposits, and fee income producing businesses) in our main markets, with the Phoenix metro market providing the near-term expansion opportunity."
    Harrington West Financial Group, Inc, is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. It operates 13 full service banking operations on the central coast of California, Scottsdale Arizona, and the Kansas City metro. It also owns Harrington Wealth Management Company, a trust and investment management company with $124.0 million in assets under management or custody, and 51% of Los Padres Mortgage Company, LLC, a joint venture mortgage origination company, with Resource Marketing, Inc, the largest RE/MAX realty franchise in Arizona, holding the remaining 49%.

    This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Company's beliefs and expectations concerning future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                 Harrington West Financial Group, Inc.
        (Dollars in thousands, except share and per share data)

                                        At          At          At
                                     June 30,    March 31,   June 30,
                                       2004        2004        2003
                                    ----------- ----------- ----------
Selected Financial Condition Data:
Total assets                        $1,050,420  $1,004,930   $864,121
Loans receivable, net                  565,369     533,118    497,254
Securities available for sale          426,738     422,599    318,479
Securities held to maturity                163         215      2,312
Trading account assets                   1,915       1,950      2,127
Deposits                               589,789     584,765    538,877
Federal Home Loan Bank advances        295,000     256,500    224,000
Securities sold under repurchase
 agreements                             79,510      65,699     16,076
Note payable                                 -           -     12,000
Other debt                              15,464      15,464          -
Stockholders' equity                    48,971      49,261     44,892
Number of shares outstanding         5,269,184   5,257,484  5,193,541


                            At or for the                For the
                         Three Months Ended         Six Months Ended
                -------------------------------- ---------------------
                 June 30,  March 31,   June 30,   June 30,   June 30,
                  2004       2004       2003       2004       2003
                ---------- ---------- ---------- ---------- ----------
Selected Income
 Statement Data:
Interest income   $12,727    $12,247    $11,306    $24,974    $22,664
Interest expense    5,232      5,208      5,049     10,440     10,170
                ---------- ---------- ---------- ---------- ----------
Net interest
 income             7,495      7,039      6,257     14,534     12,494
Provision for
 loan losses          230         90        250        320        610
                ---------- ---------- ---------- ---------- ----------
Net interest
 income after
 provision for
 loan losses        7,265      6,949      6,007     14,214     11,884
Other income:
 Income from
  trading
  account assets      273        338      1,294        611      1,870
 Loss on
  extinguishment
  of debt            (189)         -       (892)      (189)    (1,423)
 Other gain
  (loss)               (2)       (10)       (40)       (12)        50
 Banking fee
  income (1)          848        760      1,200      1,608      2,224
                ---------- ---------- ---------- ---------- ----------
Total other
 income               930      1,088      1,562      2,018      2,721

Other expenses:
 Salaries and
  employee
  benefits          2,704      2,683      2,555      5,387      5,024
 Premises and
  equipment           741        724        671      1,465      1,324
 Other expenses(2)  1,425      1,332      1,246      2,757      2,418
                ---------- ---------- ---------- ---------- ----------
Total other
 expenses           4,870      4,739      4,472      9,609      8,766

Income before
 income taxes       3,325      3,298      3,097      6,623      5,839
Income taxes        1,345      1,239      1,286      2,584      2,424
                ---------- ---------- ---------- ---------- ----------
Net income         $1,980     $2,059     $1,811     $4,039     $3,415
                ========== ========== ========== ========== ==========

Common Stock
 Summary:
Diluted earnings
 per share          $0.35      $0.37      $0.33      $0.72      $0.63
Dividends per
 share (7)           0.60       0.08       0.03       0.68       0.07
Stockholders'
 equity per
 share (8)           9.29       9.37       8.64       9.29       8.64
Diluted weighted
 average shares
 outstanding    5,613,093  5,545,816  5,411,472  5,576,272  5,398,831


                                At or for the            For the
                             Three  Months Ended     Six Months Ended
                         -------------------------- ------------------
                         June 30, March 31, June 30, June 30, June 30,
                           2004     2004     2003     2004      2003
                         ------- --------- --------- -------- --------

Selected Operating Data (3):

Performance Ratios and
 Other Data:
Return on average assets   0.77%   0.83%     0.85%     0.78%   0.81%
Return on average equity  16.12   16.92     16.31     16.65   15.63
Equity to assets           4.66    4.90      5.20      4.66    5.20
Interest rate spread (4)   2.90    2.79      2.87      2.84    2.90
Net interest margin (4)    3.05    2.95      3.04      3.00    3.06
Average interest-earning
 assets to average
 interest-bearing
 liabilities             107.12  107.27    106.83    107.20  106.60
Total noninterest expenses
 to average total assets   1.93    1.94      2.11      1.93    2.09
Efficiency ratio (5)      58.37   60.76     59.97     59.53   59.56

Asset Quality Ratios (6):
Non-performing assets and
 troubled debt restructurings
 to total assets           0.00    0.02      0.00      0.00    0.02
Non-performing loans and
 troubled debt restructurings
 to total loans            0.00    0.03      0.00      0.00    0.03
Allowance for loan
 losses to total loans     0.87    0.88      0.89      0.87    0.88

Net charge-offs to average
 loans outstanding         0.00    0.00      0.00      0.00    0.00

(1) Consists of service charges, wholesale mortgage banking income, trust income, other commissions and fees and other miscellaneous noninterest income.

(2) Consists of computer services, consulting fees, marketing and other miscellaneous noninterest expenses.

(3) With the exception of return on average assets and return on average equity (which are based on month-end balances), all ratios are based on average daily balances. All ratios are annualized where appropriate.

(4) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(5) Efficiency ratio represents noninterest expenses as a percentage of the aggregate of net interest income and noninterest income, excluding gains and losses on securities, deposits, borrowings and loans.

(6) Non-performing loans generally consist of non-accrual loans and non-performing assets generally consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(7) A six for five stock split in the form of a stock dividend occurred on March 11, 2004, and a special dividend of 50 cents a share was declared on June 16, 2004 payable on July 12, 2004.

(8) Calculation is based on number of outstanding shares at the end of each period.

    CONTACT: Harrington West Financial Group, Inc.
             Craig J. Cerny, 913-663-0180
               or
             For share transfer information:
             Gina L. Ast, 805-688-6644